
                                                                 Exhibit 12

Green Mountain Power Corporation
Computation of Ratio of Earnings to Fixed Charges

                                                                                           Year Ended December 31,
                                          Three Months Ended  Twelve Months Ended ---------------------------------------------
                                             March 31, 1995     March 31, 1995      1994     1993     1992     1991     1990
                                           ------------------- -----------------  ---------------------------------------------
                                                                              (Dollars in thousands)

Earnings:
  Net earnings                                       $3,290          $10,306       $11,052  $10,764  $12,296  $10,260   $9,090
  Income taxes                                        1,829            6,087         5,917    5,922    6,451    5,795    4,691
  Fixed charges                                       2,539            9,838         9,777    9,370    9,332    9,303    9,373
                                         -------------------          ------       ---------------------------------------------
    Total earnings                                   $7,658          $26,231       $26,746  $26,056  $28,079  $25,358  $23,154
                                         ===================          ======       =============================================

Fixed Charges:
  Interest                                           $2,110           $8,109        $8,043   $7,590   $7,518   $7,517   $7,600
  Amortization of debt premium and discount              35              138           138      102       85       48       44
  Interest portion of rental payments                   394            1,591         1,596    1,678    1,729    1,738    1,729
                                         -------------------          ------        ---------------------------------------------
    Total fixed charges                              $2,539           $9,838        $9,777   $9,370   $9,332   $9,303   $9,373
                                         ===================          ======        =============================================

Ratio of earnings to fixed charges                     3.02             2.67          2.74     2.78     3.01     2.73     2.47
                                         ===================          ======        =============================================
